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                                                                    Exhibit 99.1
                                                   To Current Report on Form 8-K

                              [LOGO OF ASTROPOWER]

News Release
--------------------------------------------------------------------------------

                              ASTROPOWER TO ACQUIRE
                      LEADING SPANISH PHOTOVOLTAIC SUPPLIER

                   Acquisition Will Expand AstroPower's Reach into the Global Solar Electric Power Market

NEWARK, DE - JULY 31, 2001 - AstroPower, Inc. (NASDAQ: APWR) today announced that it has signed an agreement to acquire Aplicaciones Tecnicas de la Energia, S.A., commonly known as Atersa, a privately held company based in Valencia, Spain. As part of the transaction, AstroPower will also acquire Atersa's 50% equity stake in AstraSolar, a Spanish solar cell manufacturing joint venture between Atersa and AstroPower. Atersa is a leading manufacturer of solar electric power modules and balance-of-system components, as well as a provider of system design and integration services. Atersa also designs and builds a full range of module manufacturing equipment.

Under the terms of the agreement, AstroPower will acquire Atersa and Atersa's 50% stake in AstraSolar for 4,000 million pesetas (approximately $21.1 million) in a stock and cash transaction. Atersa shareholders will receive approximately 58% of the total consideration in cash and approximately 42% in AstroPower shares.

Dr. Allen Barnett, President and Chief Executive Officer of AstroPower, said:
"We have had an outstanding relationship with Atersa for many years, and are very happy to be in a position to formally combine forces with this fine company. We recognize the strong capabilities of the Atersa and AstraSolar teams and welcome them as an integral part of AstroPower going forward." Added
Barnett: "We are especially fortunate to have such strong leadership in place. All of the senior management at Atersa, who owned a majority of Atersa's shares, will remain with the company. Fernando Monera, who has been a good friend and partner of AstroPower for many years, will remain as Atersa's President and Chairman of the Board."

Fernando Monera, President of Atersa, remarked: "My colleagues and I are very pleased to become part of one of the world's leading solar electric power companies. AstroPower has been instrumental in supporting Atersa's growth in the past, and we look forward to building on this record of success working together even more closely. We believe that the market is poised for dramatic growth particularly here in Spain, and feel that AstroPower's support will further strengthen our ability to capture this opportunity."
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The acquisition of Atersa is a further step in AstroPower's strategy to increase its geographical reach and expand its product offerings. Peter Aschenbrenner, AstroPower's Senior Vice President of Marketing and Sales, commented: "This acquisition builds on our strategy of combining leading regional downstream market positions with AstroPower's low cost solar cell manufacturing technology. The addition of Atersa to the AstroPower group should provide several key benefits and synergies.

"First of all, Atersa has a leading distribution presence in the Spanish market. We believe that this distribution network will be a very valuable channel for serving the emerging grid-connected residential rooftop market, and that there will be significant operational synergies with AstroPower's ongoing domestic residential rooftop program."

Mr. Aschenbrenner continued: "Second, Atersa has built an impressive pipeline of large on-grid project business, the leading example of which is the 13 MW project in Murcia, a $65 million turnkey power plant project slated for construction starting in 2002. We expect the Spanish on-grid market (both residential and large project applications) to be one of the fastest-growing segments of the overall solar electric power business over the next few years, driven by incentive programs now being implemented.

"Third, Atersa brings new downstream project engineering and management capabilities to the group. This will allow AstroPower to pursue strategic turnkey project business opportunities throughout our international sales network in addition to our ongoing component supply business.

"Finally, we believe that this acquisition gives us an excellent platform from which to scale up our solar cell and module manufacturing presence in Europe, which has consistently accounted for more than half of AstroPower's product revenue. Not only will this put production closer to our customers, but the increased Euro content of products made in Spain should allow us to capitalize on cost advantages driven by shifting exchange rates," Aschenbrenner concluded.

The acquisition is anticipated to be accretive to AstroPower's earnings per share. Thomas Stiner, AstroPower Senior Vice President and Chief Financial Officer said: "Over the next few years, we expect sizeable revenue and earnings synergies as we ramp up solar cell production capacity to meet market demand in our base components business. We will be giving more guidance concerning the anticipated impact of this acquisition on AstroPower's business during our upcoming 2nd quarter 2001 earnings conference call on August 2."

Closing of the transaction will take place following authorization by the Spanish competition law authorities. A decision with respect to such authorization customarily occurs within 30 days.

Credit Suisse First Boston acted as a financial advisor to AstroPower on this transaction.

About AstroPower
----------------

Headquartered in Newark, Delaware, AstroPower is the world's largest independent manufacturer of solar electric power products, and one of the world's fastest growing solar
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electric power companies. AstroPower develops, manufactures, markets and sells
PV solar cells, modules, panels and systems for generating solar electric power. Solar electric power systems provide a clean, renewable source of electricity in both off-grid and on-grid applications. In December 2000 AstroPower was added to the S&P SmallCap 600. In February 2001, AstroPower was ranked 39th on Business Week's Top 50 S&P Small Cap Company list for one- and three-year performance. For more information, please visit www.astropower.com.

This press release contains forward-looking statements that are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties, as described in the Company's registration statements and periodic reports filed with the Securities and Exchange Commission. As a result, there can be no assurance that the Company's future results will not be materially different from those projected. The projections contained herein speak only of the Company's expectations as of the date of this press release. The Company hereby expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statements to reflect any change in the Company's expectations or any change in events, conditions or circumstances on which such statement is based.


                              Contact Information:

Michael Wright
Director, Marketing Communications
AstroPower, Inc.
(302) 366-0400 Ext. 195